EXHIBIT 10.1

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

(Building 4)

THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS (“Agreement”) is entered into as of the Execution Date by and between FEI and Buyer as identified below.

A.	WHEREAS, the Property is presently owned by FEI;

B.	WHEREAS, pursuant to that certain Office Building Lease between FEI and Buyer dated as of February 13, 2004, as amended by that certain side letter agreement dated November 12, 2004 (modifying deadline to exercise the Landlord Lease-Back Option), as further amended by that certain side letter agreement dated November 12, 2004 (regarding exercise of option to purchase) (as amended, the “Lease”), Buyer has the option to purchase the Property (the “Option”); and

C.	WHEREAS, Buyer has delivered irrevocable notice to FEI that it has exercised the Option and therefore Buyer desires to buy the Property from FEI, and FEI desires to sell the Property to Buyer on the terms and conditions set forth in this Agreement.

D.	NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and FEI hereby agree as follows:

DEFINITIONS

In addition to any other defined terms contained herein, for purposes of this Agreement, the following terms shall have the meanings indicated below:

“Assignment of Warranties” shall mean an assignment of all warranties with respect to the Building and any equipment serving the Building executed by FEI in favor of Buyer substantially in the form of Exhibit H attached hereto.

“Bill of Sale” shall mean a good and sufficient bill of sale or other instrument of transfer executed by FEI in favor of Buyer substantially in the form of Exhibit G attached hereto.

“Buyer” shall mean Quest Software, Inc., a company duly organized and existing under the laws of the State of California and authorized to do business in the State of California, and whose address is 5 Polaris Place, Aliso Viejo, California 92656.

“Center” shall mean that certain real property and improvements thereon containing approximately 24 acres upon which is located in the Aliso Viejo Business Center in Aliso Viejo, California, as more particularly described and depicted on the attached Exhibit B.

“Closing” shall mean the delivery and the recordation of the Grant Deed and the payment by the Buyer to FEI of the Purchase Price.

“Closing Date” shall mean May 31, 2005, unless Buyer designates an earlier or later closing date, upon at least ten (10) business days notice as provided in Section 40(c)(iii) of the Lease; provided the parties further agree that Buyer will not a specify a closing date earlier than March 31, 2005 unless Buyer provides FEI not less than forty-five (45) days prior notice thereto. In no event shall such closing date be later than August 31, 2005.

“Escrow Holder” shall mean First American Title Company, Santa Ana, California.

“Execution Date” shall be the latter of the two (2) dates set forth on the signature page of this Agreement. At such time of such execution, this Agreement shall become effective and binding upon the parties hereto.

“FEI” shall mean Fluor Enterprises, Inc., a corporation duly organized and existing under the laws of the State of California and authorized to do business in the State of California, and whose address is One Enterprise Drive, Aliso Viejo, California 92656.

“Grant Deed” shall mean the grant deed in the form attached hereto as Exhibit D.

“Improvements” shall mean that certain building commonly known as Building 4 located on the Land, comprising approximately 83,286 useable square feet and 88,885 rentable square feet, and all other structures, parking lots, walks and walkways, fixtures, equipment, landscaping and each and every other type of physical improvement located on the Land which constitutes or may be construed as realty under the laws of the State of California.

“Land” shall mean all that certain land more particularly described and depicted on Exhibit A attached hereto consisting of approximately 4.829 acres.

“Lease” is defined in Recital B.

“Personal Property” shall mean all equipment, studies, reports, permits, licenses, supplies, fixtures and equipment not deemed or constituting realty used at, on or in connection with the Property, as more particularly described in Schedule I to the Bill of Sale attached hereto as Exhibit G.

“Property” shall mean the Land, the Improvements and the Personal Property, collectively.

“Purchase Price” for the Property shall be Eighteen Million Six Hundred Twenty-Four Thousand Six Hundred Dollars ($18,624,600), subject to a one-half percent (0.5%%) increase for each thirty (30) day period after November 15, 2004 until the closing date, prorated on a per diem basis.

“REA” shall mean that certain Declaration of Reciprocal Easements and Covenants recorded on March 31, 2004, as Instrument No. 2004000265241 of Official Records of Orange County, California.

“Title Company” shall mean First American Title Insurance Company, Santa Ana, California.

1.	PROPERTY

1.1	Subject Property. On the Closing Date, FEI shall sell, assign, transfer and deliver the Property to Buyer and Buyer shall pay FEI or its designee the Purchase Price and will acquire and accept the Property in accordance with the terms of this Agreement.

2.	PURCHASE PRICE

2.1	Purchase Price. The Purchase Price for the Property will be paid in cash by wire of immediately available funds into the Escrow (as defined below) as follows:

a.	Three Hundred Thousand Dollars ($300,000) in cash by wire of immediately available funds to be deposited by Buyer upon the opening of Escrow (the “Deposit”);

b.	The balance of the Purchase Price in cash by wire of immediately available funds plus Buyer’s share of Escrow and other fees and costs to be deposited by Buyer at least one (1) business day prior to the Closing Date.

2.2	Interest. Any funds deposited into Escrow by Buyer prior to close of Escrow shall be placed in an interest bearing account as Buyer may deem appropriate and consistent with the timing requirements of this Agreement, and all earnings shall be for benefit of Buyer.

2.3	Non-Refundable. The Deposit is the non-refundable property of FEI, except as otherwise set forth in Article 9 below. If a Closing occurs, the Deposit and all other funds paid to FEI prior to close of Escrow shall be applied to the Purchase Price.

3.	CLOSING DATE AND ESCROW

3.1	Escrow. An escrow (“Escrow”) for the purchase and sale of the Property will be opened within two (2) business days following the Execution Date with Escrow Holder. Buyer and FEI shall, within two (2) business days following the Execution Date, deliver an originally executed copy of this Agreement to the Escrow Holder to serve as Escrow instructions and each party agrees to sign any other Escrow instructions required by Escrow Holder, provided such instructions are not in conflict with this Agreement.

3.2	Closing. The close of Escrow shall occur on the Closing Date. Such closing shall occur at the offices of Escrow Holder, unless otherwise agreed to in writing signed by Buyer and FEI.

3.3	Buyer’s Deposits. In addition to any other obligations contained in this Agreement, on or before the Closing Date, Buyer shall deposit with Escrow Holder:

a.	The Purchase Price;

b.	Buyer’s share of fees and costs as described in Section 3.8 below;

c.	A completed and fully executed Preliminary Change of Ownership Form; and

d.	Any other documents or sums of money called for hereunder that have not been previously delivered to FEI or Escrow Holder, as applicable.

3.4	FEI’s Deposits. In addition to any other obligations contained in this Agreement, on or before the Closing Date, FEI shall deposit with Escrow Holder:

a.	A recordable Grant Deed in the form of Exhibit D;

b.	An Affidavit of Non-Foreign Person Status in the form of Exhibit E;

c.	A Form 593-W in the form of Exhibit F;

d.	A Bill of Sale in the form of Exhibit G;

e.	An Assignment of Warranties in the form of Exhibit H;

e.	FEI’s share of fees and costs as described in Section 3.8 below;

f.	A corporate resolution from FEI’s Board of Directors reflecting that the corporate entity has authorized and approved the execution of this Agreement and the transaction contemplated hereunder; and

g.	All other documents necessary to convey from FEI to Buyer title to the Property and as are reasonably necessary to cause the close of Escrow.

3.5	Satisfaction of Conditions. Escrow shall not close unless and until both parties have deposited with Escrow Holder all sums and documents required as provided in Sections 3.3 and 3.4 hereof have been satisfied, deemed satisfied or waived by the party for whom the condition benefits.

3.6	Title Insurance. It shall be a condition to the close of Escrow for the benefit of Buyer, that Title Company be irrevocably committed to issue to Buyer a CLTA Owner’s Standard Coverage Form Policy of Title Insurance (“CLTA Policy”) insuring Buyer hereunder as fee owner of the Property and all easements (including without limitation easements for parking) under the REA subject only to the usual printed title company exceptions, the REA and the Permitted Exceptions (as set forth in Exhibit C attached hereto) or such other exceptions as Buyer may approve in an amount at least equal to the Purchase Price. Buyer, at its option, may obtain an ALTA Owner’s Extended Coverage Form Policy of Title Insurance (“ALTA Policy”) and/or title endorsements to the CLTA Policy or the ALTA Policy, provided Buyer shall bear any increased cost (above the CLTA Policy) for such ALTA Policy, title endorsements and all land surveys necessary therefor. Buyer’s failure or inability to obtain such ALTA Policy shall not be a condition precedent to and shall not delay the close of Escrow. Escrow Holder is hereby instructed to deliver the CLTA Policy (or if elected by Buyer, the ALTA Policy) to Buyer through Escrow.

3.7	Recordation. Upon receipt of the funds and instruments described in this Article, and upon the satisfaction or waiver of the contingencies specified in this Article, at the Closing, Escrow Holder shall (a) cause, the Grant Deed to be recorded in the Office of the County Recorder of the County in which the Property is located, (b) deliver to Buyer the Bill of Sale, the Assignment of Warranties, the Title Policy and such other documents delivered by FEI to the Escrow Holder, (c) deliver to FEI the proceeds of this Escrow (less appropriate charges) to FEI or its designee, and such other documents delivered by Buyer to Escrow Holder.

3.8	Prorations. Real property taxes, assessments, operating expenses, utility and all other charges shall be prorated as of 11:59 p.m. on the Closing Date between Buyer and FEI based on the latest available information, using customary Escrow procedures, and without regard to any reassessment or subsequent changes provided that all capital and other improvements (including labor and materials), if any, that are performed or contracted for by FEI at or before the Closing Date shall be the sole responsibility of FEI, without contribution or proration from Buyer. Said prorations shall be based on a 30-day month and a 360-day year. Further, if Buyer has exercised the Landlord Lease-Back Option pursuant to Section 40(c)(viii) of the Lease, then the prorated amount of the first month’s rent due from FEI shall be applied to the Purchase Price. Such prorations, if and to the extent known, shall be paid by Buyer to FEI (if the prorations result in a net credit to FEI) or by FEI to Buyer (if the prorations result in a net credit to the Buyer) by increasing or decreasing the cash to be paid by Buyer at the close of Escrow. Any such prorations not determined or not agreed upon as of the Closing Date shall be paid by Buyer to FEI, or FEI to Buyer, as the case may be, in cash as soon as practicable following the Closing Date. The provisions of this Section 3.8 shall survive the close of Escrow and the recording of the Grant Deed.

3.9	Costs. The costs hereof shall be borne as follows:

a.	FEI shall pay: (i) one-half (1/2) of the Escrow fee; (ii) the cost of CLTA Policy in the amount of the Purchase Price and all title endorsements procured by FEI to satisfy Buyer’s conditions to the close of Escrow set forth in Section 7.1 below; (iii) all of the cost of documentary transfer taxes and recording fees in connection with the Grant Deed; and (iv) the cost of any of FEI’s other obligations hereunder.

b.	Buyer shall pay: (i) one-half (1/2) of the Escrow fee; (ii) if applicable, the excess costs for an ALTA Policy and all title endorsements requested by Buyer; and (iii) the cost of any of Buyer’s other obligations hereunder.

c.	Buyer and FEI shall each bear their own respective legal, accounting and other consultant fees, charges or costs incurred in connection with this transaction. All costs and fees not otherwise provided for in this Agreement shall be apportioned by Escrow Holder between Buyer and FEI in the manner customary in the County in which the Property is located.

3.11	Cancellation Charges. In the event that this Escrow shall fail to close by reason of the default of either party hereunder, the defaulting party shall be liable for all Escrow cancellation charges. In the event that the Escrow shall fail to close for any other reason, the parties shall equally share and be liable for all Escrow cancellation charges.

3.12	Time of Essence. Time is of the essence of every provision of this Agreement in which time is an element. Failure by any party to perform any obligation within the time and on the terms and conditions required hereunder shall discharge the other party’s duties and obligations to perform hereunder upon notice or demand from the other party.

4.	INTENTIONALLY OMITTED

5.	SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of FEI. FEI represents and warrants that the following are true as of the Execution Date and covenants that the following will be true as of the Closing Date:

a.	FEI is properly organized, in good standing, and is authorized to do business in California, has the power and authority to execute this Agreement and perform the terms of this Agreement.

b.	FEI is the record owner of the Property as of the Execution Date and that pursuant to the Lease, FEI has the power to transfer ownership of the Property to Buyer.

c.	FEI has no written notice of any violation of law, suit, action, legal, or administrative proceeding, including zoning and/or use permit issues, or actions of eminent domain, pending or threatened against the Property except as specified in the disclosure schedule attached hereto as Exhibit I (the “Disclosure Schedule”).

d.	Except with respect to the Landlord Lease-Back Option, if applicable, FEI has not (i) entered into any written or oral agreements with any other parties for the lease, sale, use or disposition of the Property or granted any preferential right to any other party to purchase any of the Property, or (ii) mortgaged or pledged or permitted the Property to be subjected to a monetary lien, charge or other encumbrance (other than approved governmental assessments) which will not be satisfied prior to the Closing Date.

e.	FEI’s execution and delivery of this Agreement and the performance by FEI of the transactions contemplated to be performed by FEI under this Agreement do not violate any agreement (oral or written), judgment, order, decree, law, rule or regulation by which FEI is bound or to which the Property is subject.

f.	To FEI’s knowledge, the Property (i) has not been used for the storage or disposal of “hazardous waste,” as that term is defined in Resource Conservation and Recovery Act, the Comprehensive Environmental Resources, Compensation and Liability Act and/or regulations issued pursuant thereto by the Environmental Protection Agency and all laws, regulations, ordinances or codes of the State of California or any political subdivision thereof related to the environment or public health, safety or welfare (such laws, regulations, codes and ordinances collectively shall be referred to herein as “Environmental Laws”), (ii) does not contain any hazardous waste in violation of Environmental Laws, or (iii) does not contain any underground storage tanks.

g.	To FEI’s knowledge, except for assessments or fees if any due pursuant to instruments that appear on the title report, there are no contemplated future assessments or fees related to the Property except as may be provided for under the REA.

i.	The foregoing representations and warranties shall survive the Closing Date for a period of one (1) year and will be of no further force or effect thereafter, and no suit, action or proceeding with respect thereto may be brought against FEI with respect thereto thereafter.

5.2	FEI’s Indemnity. FEI shall indemnify and hold Buyer harmless from and against:

a.	any and all liability, claims, damages, costs, expenses, causes of action, penalties, causes of action, fines and/or losses and the like whether accrued, absolute, contingent or otherwise and include, without limitation, consequential damages, attorneys’ fees and litigation expenses (collectively, the “Liabilities”) which are related to the Property or which are a result of acts or omissions taking place prior to the Closing Date, except to the extent that such Liabilities are the result of the negligence or willful misconduct of Buyer; and

b.	any and all Liabilities arising from FEI’s breach of the terms of this Agreement (including without limitation all subparts of Section 5.1 above).

5.3	Termination of Lease. Upon the Closing, the Lease shall automatically terminate and be of no further force and effect; provided, however, the foregoing shall not terminate those provisions of the Lease that expressly survive any termination of the Lease.

5.4	No Further Warranties; “AS IS”. Except as specifically set forth in this Agreement or in the Lease and subject to FEI’s express, representations and warranties in this Agreement and the

Lease, Buyer agrees that Buyer is not relying on any representations, warranties, inducements, promises, agreements, assurances or statements, oral or written, made by FEI but not set forth in this Agreement, or made by any other party on FEI’s behalf as to the condition of the Property, any restrictions related to the Property, the suitability of the Property for any purpose whatsoever, compliance with applicable laws, or any other matter or thing affecting or relating to the Property or this Agreement. Buyer is aware of and experienced in the complexities associated with real estate ownership. Buyer represents and warrants to FEI that, prior to the exercise of the Option, Buyer (a) has made its own investigation of all elements of the Property or has knowingly waived its rights to do so, (b) subject to FEI’s express representations, warranties and covenants under this Agreement and the Lease, thereby shall assume the accompanying risk in its entering into this Agreement and carrying out the transactions contemplated herein, and (c) subject to FEI’s express representations, warranties and covenants under this Agreement, shall rely solely on its own independent investigation of the Property.

As a material inducement to FEI to enter into this Agreement and convey the Property to Buyer, Buyer agrees and acknowledges that the Property is sold in its existing condition, “AS IS, WHERE-IS, WITH ALL FAULTS”, but subject to FEI’s express representations, warranties and covenants under this Agreement and the Lease, Buyer will accept the Property in such condition, and hereby acknowledges and agrees, and understands that except as set forth in this Section 5 and Section 8 and the Lease, FEI is making no warranties, expressed or implied, regarding the Property. Subject to FEI’s express representations, warranties and covenants under this Agreement and the Lease, Buyer unconditionally releases FEI from and against any and all liability to Buyer, both known and unknown, present and future, with respect to Buyer’s purchase of the Property and the condition in which the Property is delivered to Buyer at the close of Escrow. In such respect, Buyer specifically waives the provisions of California Civil Code Section 1542, which provides: “A general release does not extend to claims which a creditor does not know or suspects to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This Section shall survive the close of Escrow indefinitely.

By initialing this clause, Buyer acknowledges that this Section has been read and fully understood and that Buyer has had the opportunity to seek advice from his or her counsel about its meaning and significance.

Buyer’s Initials

6.	BUYER’S REPRESENTATIONS AND WARRANTIES

6.1	Representation and Warranties of Buyer. Buyer represents and warrants that the following are true as of the Execution Date and covenants that the following will be true as of the Closing Date:

a.	Buyer is a corporation duly organized and validly existing under the laws of the State of California, is authorized to do business in California and has the requisite power and authority to purchase the Property and execute the Agreement and perform the terms of this Agreement.

b.	Buyer has taken all necessary corporate action required to validly authorize the transaction contemplated hereunder.

c.	Except for the representations, warranties and covenants specifically contained in this Agreement, Buyer has not relied on any statements or representations of FEI in deciding to purchase the Property or execute or consummate this Agreement.

d.	There is no suit, action, legal, or administrative proceeding pending or threatened against the Buyer which would prohibit or prevent the sale of the Property to Buyer.

e.	To the best of Buyer’s knowledge, Buyer’s execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated to be performed by Buyer under this Agreement do not violate any agreement (oral or written), judgment, order, decree, law, rule or regulation by which Buyer is bound or to which any of Buyer’s Property is subject.

f.	Buyer has funds or definite financing to provide funds to consummate the transactions contemplated by this Agreement.

6.2	Buyer’s Indemnity. Buyer shall indemnify and hold FEI harmless from and against:

a.	any and all Liabilities which (i) are related to any of the Property or the use of or business conducted thereon, (ii) are asserted against or incurred by FEI because of its prior ownership of the Property and (iii) result from acts or omissions taking place on or after the Closing Date, except for such which are a result of the negligence or willful misconduct of FEI; and

b.	any and all Liabilities arising from Buyer’s breach of the terms of this Agreement.

7.	CONDITIONS TO CLOSING

7.1	Buyer’s Conditions. Buyer’s obligations to be performed on the Closing Date shall be subject to satisfaction or waiver of the following conditions precedent:

a.	FEI’s representations and warranties are true on and as of the Closing Date and FEI has provided a written affirmation of the continued truth of such representations and warranties through the Closing Date.

b.	The procedures for title in accordance with Section 3.6 have been completed on or before the Closing Date, Buyer has accepted the condition of title for the Property, and the Title Company is ready to issue the CLTA Policy for the Property subject only to (i) the Permitted Exceptions set forth in Exhibit C attached hereto, (ii) the REA, and (iii) non-material exceptions to title to the Property that have been approved by Buyer in writing.

c.	FEI has complied with all obligations required of it pursuant to this Agreement.

d.	All items required to be deposited with Escrow by FEI have been deposited in a timely manner.

7.2	FEI’s Conditions. FEI’s obligations to be performed on the Closing Date shall be subject to satisfaction or waiver of the following conditions precedent:

a.	Buyer shall have deposited in Escrow sufficient funds to acquire the Property as set forth herein.

b.	Buyer has complied with all obligations required of it pursuant to this Agreement.

c.	Buyer’s representations and warranties are true on and as of the Closing Date and Buyer has provided a written affirmation of the continued truth of such representations and warranties through the Closing Date.

d.	All items required to be deposited with Escrow by Buyer have been deposited in a timely manner.

8.	POST-EXECUTION CONVENTS AND REPRESENTATIONS

8.1	Eminent Domain. In the event the Property or any material portion thereof is taken by eminent domain or any condemnation proceedings are commenced prior to the Closing Date, and the same is not dismissed on or before ten (10) days prior to the date scheduled for the Closing, then Buyer may elect either (a) to proceed with the transaction, in which case Buyer shall receive an assignment of any condemnation award, but only if the close of Escrow occurs, or (b) to terminate this Agreement upon written notice to FEI, in which event Buyer’s Deposit shall be returned and neither party shall have any further rights or obligations under this Agreement.

8.2	Casualty. In the event the Property shall have been detrimentally affected in any material way, as determined in Buyer’s reasonable discretion, by fire, explosion, earthquake, disaster, accident, riot, civil disturbance or other act of God or public enemy in a manner which would prevent Buyer’s use of the Property for general office purposes, then Buyer may elect either (a) to terminate this Agreement upon written notice delivered to Buyer not less than three (3) days prior to date scheduled for the close of Escrow, in which event Buyer’s Deposit shall be returned and neither party shall have any further rights or obligations under this Agreement, provided Buyer delivers FEI notice of such termination within ten (10) days following such casualty event, or (b) to proceed to the close of Escrow in the time and manner required under this Agreement, in which case FEI shall assign to Buyer all of its right to all insurance proceeds in connection with said casualty under the insurance policy required to be carried by FEI pursuant to this Section 8.2. FEI shall carry property insurance providing protection against perils covered in the “ISO Causes of Loss – Special Form” with earthquake coverage insurance insuring the full replacement value of all improvements to the Property, from an insurance company with a current A.M. Best’s Rating of A or better and a Financial Ratio of at least VIII, both as rated in the most current “Best’s Rating Guide,” and which is qualified to do business in the State of California.

8.3	Additional Covenants. In addition to FEI’s other agreements and undertakings hereunder, FEI covenants and agrees with the Buyer that:

(a)	Except as specifically set forth in this Agreement and except for the REA, FEI will not grant or purport to create any third party interest in the Property or any part thereof, or encumber the Property, without the prior written consent of the Buyer, which will not be unreasonably withheld, delayed or conditioned;

(b)	FEI will promptly notify Buyer in writing of any governmental assessment (or threat thereof) with respect to the Property;

(c)	FEI shall promptly notify Buyer of any notices or correspondence received by FEI from any governmental authority after the Execution Date which materially affects the Property;

(d)	FEI will reasonably cooperate with Buyer, at no out-of-pocket cost to FEI, to expedite the processing of required approval from local agencies and under the REA and/or other declarations of covenants, conditions and restrictions encumbering the Property (collectively the “Restrictions”) for (i) Building signage (including rooftop signage rights if FEI or its Affiliates occupy less than one (1) full floor of Building 4), (ii) entryway modifications, (iii) installation of building-top antennae and/or satellite dishes, and (iv) any other improvements Buyer desires to make to the Property, provided that such improvements and modifications are compliant with the applicable zoning and Restrictions for the Property;

(e)	FEI shall reasonably cooperate with Buyer to provide parking and staging areas for Buyer’s renovation of the Building; and

(f)	FEI shall reasonably cooperate with Buyer to allow Buyer to convert up to five (5) spaces on the Property to short term/deliveries parking spaces for the Building.

The covenants in subparts (d), (e) and (f) of this Section 8.3 shall survive the close of Escrow.

As used in this Agreement, “Affiliate” shall mean another entity which controls, is controlled by, or is under common control with such entity.

9.	TERMINATION AND REMEDIES

9.1	Buyer Default or Termination - No Adverse Condition. If Buyer materially defaults hereunder or otherwise fails to consummate the purchase of the Property pursuant to this Agreement for any reason, other than the rights granted to Buyer in Sections 8.1 or 8.2 hereof, then FEI shall have the right to terminate this Agreement by notifying Buyer thereof, in which event the Escrow Holder shall deliver any portion of the Deposit not then in FEI’s possession to FEI (if any such Deposit has not been previously delivered to FEI) as liquidated damages, whereupon except as set forth below neither Buyer nor FEI shall have any further rights or obligations hereunder except for those provisions expressly stated to survive any termination of this Agreement and the Lease shall remain in full force and effect. Alternatively, FEI shall be permitted to avail itself of the right of specific performance provided that any such action for specific performance must be commenced within sixty (60) days following Buyer’s attempted termination of the Agreement. The provisions of this Section 9.1 shall not limit Section 10.7 below, which shall be applicable to all legal proceedings instituted in connection with FEI’s recovery of the Deposit hereunder or FEI’s seeking Buyer’s specific performance of this Agreement.

9.2	Buyer Termination - FEI Default. If Buyer does terminate this Agreement as specifically provided in this Agreement because of FEI’s sole default hereunder, then in any such event

Buyer may pursue all remedies available at law including, without limitation, seeking the specific performance of FEI’s obligations under this Agreement, pursuing monetary damages or terminating this Agreement and obtaining the Deposit.

9.3	Agreement on Liquidated Damages. FEI and Buyer hereby acknowledge and agree that they have included the provision for payment of liquidated damages in Section 9.1 because, in the event of a breach by Buyer, the actual damages to be incurred by FEI can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible accurately to measure. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

9.4	Termination. In the case of termination of this Agreement, and except as otherwise specified above, upon written demand of FEI or Buyer, the documents and funds deposited into Escrow by Buyer and remaining in Escrow shall be returned to Buyer, and the documents or funds deposited into Escrow by FEI shall be returned to FEI. In the event of any such termination of this Agreement, neither party shall have any other rights nor responsibilities hereunder (except as may otherwise be set forth herein). Buyer agrees to execute, acknowledge and deliver to FEI any and all documents and instruments reasonably necessary to effectuate and reflect the termination of this Agreement. In the event of the termination of this Agreement prior to the Closing, the Lease shall remain in effect with respect to the Property, subject to Tenant’s ongoing compliance with the other terms of such Lease.

10.	MISCELLANEOUS PROVISIONS

10.1	Brokers. Buyer and FEI mutually represent to each other that no brokers, agents, or finders other than Cushman & Wakefield for FEI and Julien J. Studley, Inc. for Buyer are associated with the sale of the Property, and FEI shall be responsible for commissions due either of the foregoing parties by separate agreement. In the event that any claim for commission or finder’s fee is brought about by any additional person or entity as a consequence of the transaction contemplated hereby, the party through whom the claim is made shall indemnify, defend, protect and hold the other party harmless against loss, cost and reasonable attorneys’ fees arising as a consequence of the claim for the commission or fee.

10.2	Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and interpreted and determined in accordance with, the laws of the State of California.

10.3	Severability. In case one or more of the provisions contained in this Agreement is held invalid or unenforceable, the remainder of the Agreement shall remain in effect and shall be construed as if the invalid or unenforceable provision had not been contained herein.

10.4	Waivers. No waiver or forgiveness of any breach or provision hereof shall constitute a waiver or forgiveness of any other breach or provision hereof.

10.5	Entire Agreement. This Agreement, and the attachments and documents referred to herein, constitute the entire agreement between Buyer and FEI and other agreements, understandings, representations and statements, oral or written are of no force and effect unless contained in this Agreement.

10.6	Amendments. No modification, waiver, amendment, discharge or change of the Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

10.7	Attorneys’ Fee. If either party commences an action in law or equity with respect to this Agreement or for any alleged breach of this Agreement, the losing or defaulting party shall pay the prevailing party (as determined by the court, agency, or other agency before which such litigation is heard) reasonable in-house and outside counsels’ and consultants’ fees, expenses and costs of investigation as actually incurred (including, without limitation, in all appellate proceedings an in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the United States Bankruptcy Code) and all fees, costs and expenses establishing the right of any party to indemnity from the other and with enforcing or collecting any judgment rendered in such action.

10.8	No Further Agreements. After the date of this Agreement and prior to the Closing Date, FEI shall not, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion, enter into any contract or agreement with respect to the Property which would survive the Closing Date. After the date of this Agreement and prior to the Closing Date, no part of the Property will be alienated, liened, encumbered or otherwise transferred.

10.9	Notices. All notices, demands, requests, consents, approvals, replies and other communications (“Notices”) required or permitted by this Agreement shall be in writing and may be delivered by any one of the following methods: (a) by personal delivery; (b) by deposit with the United States Postal Service as certified or registered mail, return receipt requested, postage prepaid to the addresses stated below; (c) by prepaid telegram; or (d) by deposit with an overnight express delivery service. Notice deposited with the United States Postal Service in the manner described above shall be deemed effective three (3) business days after deposit with the Postal Service. Notice by telegram or overnight express delivery service shall be deemed effective one (1) business day after transmission to the telegraph company or after deposit with the express delivery service. Notice by personal delivery shall be deemed effective at the time of personal delivery. Notice also may be given by means of electronic facsimile transmission (“Fax”); provided, however, that in order for a Fax Notice to be deemed effective, the party giving notice by Fax shall provide a “hard copy” of the Fax Notice thereafter to the other party pursuant to one of the four methods of “hard copy” delivery specified in this Section.

All Notices to FEI shall be addressed as follows:

Fluor Enterprises, Inc.

One Enterprise Drive

Aliso Viejo, CA 92656

Attn: Corporate Real Estate

All notices to Buyer shall be addressed as follows:

Quest Software, Inc.

8001 Irvine Center Drive

Irvine, CA 92618

Attn: Mr. Brinkley Morse

with copy to:

Quest Software, Inc.

8001 Irvine Center Drive

Irvine, CA 92618

Attn: John M. Vaughn, Esq.

with copy to:

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, 17th Floor

Costa Mesa, CA 92626

Attn: John F. Simonis, Esq.

10.10	Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent may be withheld or conditioned in other party’s sole and absolute discretion.

10.11	Confidentiality. Buyer agrees and acknowledges that any and all information of a confidential nature provided or made available to Buyer by FEI has been provided by FEI solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer agrees not to disclose any such confidential information. Buyer and FEI also each agree not to disclose the economic terms of this Agreement, except that Buyer may disclose material information to consultants, accountants, attorneys engaged to assist Buyers in its due diligence and to prospective lenders, provided they agree to abide by the provisions of this Section. Such information may also be disclosed by either party if such party’s legal counsel determines that such disclosure is required by applicable law (including without limitation federal and state securities laws) or in the event of litigation between Buyer and FEI. In the event that this Agreement terminates, Buyer shall immediately return to FEI all materials or information delivered by FEI to Buyer.

10.12	Waiver of Development Rights. Buyer is aware that FEI may have additional development rights for the Center as originally granted to FEI when the Center was originally purchased. These development rights consist of the right to add additional square footage of improvements to the Center up to a maximum amount (the “Development Rights”). Buyer specifically agrees that it is not purchasing the Development Rights and waives any interest, claim or right it may have, if any, to the Development Rights. If requested, Buyer shall execute any documents reasonably requested by FEI to reflect that Buyer has no interest, claim or right in and to the Development Rights.

10.13	Press. The Buyer and FEI agree that press or similar statements or communications to the public or press regarding this Agreement or the transactions contemplated by this Agreement must be mutually agreed upon by them and neither the Buyer, FEI or any of their respective subsidiaries or Affiliates may, without such mutual agreement, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law and then only (a) upon the advice of such party’s legal counsel and (b) following at least one (1) business day’s notice to the Buyer or FEI, as applicable (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict the Buyer’s or FEI’s communications with its employees or customers in the ordinary course of business.

10.14	Landlord Lease-Back Option. Buyer and FEI acknowledge that Buyer may exercise its Landlord Lease-Back Option (as defined in the Lease) at any time on or before January 4, 2005 in accordance with the Lease. If the Landlord Lease-Back Option is exercised, the parties will cooperate to execute and deliver the lease prior to or concurrent with the Closing.

10.15	List of Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A	Property Depiction
Exhibit B	Property Description
Exhibit C	Permitted Exceptions
Exhibit D	Grant Deed
Exhibit E	FIRPTA Certificate
Exhibit F	Form 593-W
Exhibit G	Bill of Sale
Exhibit H	Assignment of Warranties
Exhibit I	Disclosure Schedule

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS IS A LEGALLY BINDING CONTRACT AND BUYER AND FEI ACKNOWLEDGE THAT THEY HAVE BEEN AND ARE NOW ADVISED TO CONSULT AND RETAIN THEIR OWN EXPERTS, INCLUDING LAWYERS, TO ADVISE AND REPRESENT THEM CONCERNING THIS AGREEMENT, INCLUDING THE LEGAL OBLIGATIONS, THE INCOME TAX EFFECTS, THE CONDITION OF THE PROPERTY, IMPROVEMENTS AND EQUIPMENT, THE TITLE OF THE REAL ESTATE, AND THE ENVIRONMENTAL CONDITION.

FEI:

FLUOR ENTERPRISES, INC.,
a California corporation

Dated:	By:

Title:

Buyer:

QUEST SOFTWARE, INC.,
a California corporation

Dated:	By:

Title:

EXHIBIT A

PROPERTY DEPICTION AND DESCRIPTION

All of that certain real property located in the City of Aliso Viejo, County of Orange, State of California, more particularly described as:

Parcel A:

Parcel 4, as shown on Exhibit “B” of Lot Line Adjustment No. LL-97-054 recorded December 19, 1997 as Instrument No. 97-652822 of Official Records of Orange County, California.

Excepting therefrom all previously unreserved minerals, oil, gas, petroleum, other hydrocarbon substances and all underground water in or under or which may be produced from the property which underlies a plane parallel to and 500 feet below the present surface of the property for the purpose of prospecting for, the exploration, development, production, extraction and taking of said minerals, oil, gas, petroleum, other hydrocarbon substances and water from the property by means of mines, wells, derricks or other equipment from surface locations on adjoining or neighboring lands or lying outside of the property, it being understood that the owner of such minerals, oil, gas petroleum, other hydrocarbon substances and water, as set forth above, shall have no right to enter upon the property or any portion thereof above said plane parallel to and 500 feet below the present surface of the property for any purpose whatsoever, as reserved by Shea Homes Limited Partnership in the Deed recorded December 19, 1997 as Instrument No. 97-653373 of Official Records.

Parcel B:

Non-exclusive easements for pedestrian and vehicular ingress and egress, parking, utilities and other matters on, over, under and across portions of Parcels 1, 2, 3, and 5, as shown on Exhibit “B” attached to Lot Line Adjustment No. LL 97-054, recorded December 19, 1997 as Instrument No. 19970652822 of Official Records of Orange County, California, as said easements are set forth and defined in Article 2 in that certain Declaration of Reciprocal Easements and Covenants executed by Fluor Enterprises, Inc., a California corporation, recorded on March 31, 2004, as Instrument No. 2004000265241 of Official Records of Orange County, California.

EXHIBIT B

CENTER DESCRIPTION

All of that certain real property located in the City of Aliso Viejo, County of Orange, State of California, more particularly described as:

Parcels 1 through 5, inclusive, of Lot Line Adjustment No. LL-97-054 recorded December 19, 1997 as Instrument No. 97-652822 of Official Records of Orange County, California.

EXHIBIT C

PERMITTED EXCEPTIONS

1.	General and special taxes and assessments for the fiscal year 2004-2005, a lien not yet due or payable.

2.	The lien of supplemental taxes, if any, assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code arising as a result of a change in ownership or completion of construction occurring on or after the date of the policy.

Although the above supplemental taxes may be a lien, the installments thereof are not yet due or payable.

3.	An aircraft operations, sound, airspace and avigation easement over the area shown within the distinctive border line above a mean sea level elevation of 1109 feet, for the purposes and subject to the same conditions and limitations as shown in that certain easement recorded July 2, 1979 in Book 13213, Page 1111 of Official Records, as dedicated to the County of Orange on the Map of said Tract.

4.	The terms and provisions contained in the document entitled “4th Revised Aliso Viejo Planned Community Development Plan and Supplemental Text” recorded July 3, 1991 as Instrument No. 91-3246274 of Official Records.

5.	The terms and provisions contained in the document entitled “Exclusive Agreement Between Landowners” recorded December 26, 1995 as Instrument No. 19950572672 of Official Records. By and between Mission Viejo Company and Shurgard Storage Centers, Inc.

6.	All vehicular access rights to Laguna Hills Drive (now commonly known as Aliso Viejo Parkway) and to San Joaquin Transportation Corridor have been released and relinquished to the County of Orange on the maps of Tract Nos. 14323, 14324 and/or 14972.

7.	The recital on the maps of Tract Nos. 14323, 14324 and 14972 as to notice concerning aircraft environmental impact over all lots shown therein for the purpose and subject to the same conditions and limitations as shown in that certain Declaration and Notice Concerning Aircraft Environmental Impacts recorded December 1, 1983 as Instrument No. 83-549335 of Official Records.

8.	Covenants, conditions, restrictions, easements, assessments, liens, charges, terms and provisions in the document recorded April 6, 1982 as Instrument No. 82-118353 of Official Records.

A declaration of annexation recorded December 19, 1997 as Instrument No. 19970653371 of Official Records.

9.	An easement for electrical supply systems, communication systems and incidental purposes, recorded March 8, 1999 as Instrument No. 19990163488 of Official Records.

In Favor of:	Southern California Edison Company, a corporation.
Affects:	A portion of the land.

10.	An easement for public utilities and incidental purposes, recorded July 29, 1999 as Instrument No. 19990553908 of Official Records.

In Favor of:	Southern California Gas Company, a California corporation.
Affects:	A portion of the land.

11.	An easement for water, reclaimed water and sewer facilities and incidental purposes, recorded September 20, 2000 as Instrument No. 20000491557 of Official Records.

In Favor of:	Moulton Niguel Water District
Affects:	A portion of the land.

12.	Declaration of Reciprocal Easements and Covenants by Fluor, dated March 30, 2004 and recorded in the Official Records on March 31, 2004 as Instrument No. 2004000265241.

2

EXHIBIT D

RECORDING REQUESTED B Y

AND WHEN RECORDING MAIL TO;

___________________________________

___________________________________

___________________________________

Attention:

A.P.N.

_______________________________________________________________________________________________________

(Above Space for Recorder’s Use Only)

GRANT DEED

The undersigned grantor declares:

Documentary transfer tax is not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended.

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, FLUOR ENTERPRISES, INC., a California corporation (“Grantor”), hereby GRANTS to QUEST SOFTWARE, INC., a California corporation, that certain real property (the “Property”) located in the city of Aliso Viejo, County of Orange, State of California, more particularly described on Schedule “A” attached hereto and made a part hereof.

SUBJECT TO:

1.	Taxes and assessments; and

2.	All other covenants, conditions, restrictions, reservations, rights, rights of way, easements, encumbrances, liens and title matters of record and all matters which an accurate ALTA survey of the Property would disclose.

IN WITNESS WHEREOF, Grantor has caused this Grant Deed to be executed as of the          day of                     , 200    .

GRANTOR:

FLUOR ENTERPRISES, INC.,
a California corporation

By:

Title:

STATE OF CALIFORNIA             )

                            )

COUNTY OF ORANGE         )

On                     , 200, before me,                                         , a Notary Public in and for said State, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

2

SCHEDULE A

LEGAL DESCRIPTION

All of that certain real property located in the City of Aliso Viejo, County of Orange, State of California, more particularly described as:

Parcel A:

Parcel 4, as shown on Exhibit “B” of Lot Line Adjustment No. LL-97-054 recorded December 19, 1997 as Instrument No. 97-652822 of Official Records of Orange County, California.

Excepting therefrom all previously unreserved minerals, oil, gas, petroleum, other hydrocarbon substances and all underground water in or under or which may be produced from the property which underlies a plane parallel to and 500 feet below the present surface of the property for the purpose of prospecting for, the exploration, development, production, extraction and taking of said minerals, oil, gas, petroleum, other hydrocarbon substances and water from the property by means of mines, wells, derricks or other equipment from surface locations on adjoining or neighboring lands or lying outside of the property, it being understood that the owner of such minerals, oil, gas petroleum, other hydrocarbon substances and water, as set forth above, shall have no right to enter upon the property or any portion thereof above said plane parallel to and 500 feet below the present surface of the property for any purpose whatsoever, as reserved by Shea Homes Limited Partnership in the Deed recorded December 19, 1997 as Instrument No. 97-653373 of Official Records.

Parcel B:

Non-exclusive easements for pedestrian and vehicular ingress and egress, parking, utilities and other matters on, over, under and across portions of Parcels 1, 2, 3, and 5, as shown on Exhibit “B” attached to Lot Line Adjustment No. LL 97-054, recorded December 19, 1997 as Instrument No. 19970652822 of Official Records of Orange County, California, as said easements are set forth and defined in Article 2 in that certain Declaration of Reciprocal Easements and Covenants executed by Fluor Enterprises, Inc., a California corporation, recorded on March 31, 2004, as Instrument No. 2004000265241 of Official Records of Orange County, California.

3

EXHIBIT E

FIRPTA CERTIFICATE

To inform QUEST SOFTWARE, INC., a California corporation (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”) and Section 18805 of the California Revenue and Taxation Code will not be required upon the transfer of certain real property to the Transferee by FLUOR ENTERPRISES, INC., a California corporation (“Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. The Transferor’s U.S. employer identification number is 95-2758280; and

3. The Transferor’s office address is One Enterprise Drive, Aliso Viejo, CA 92656.

4. The Transferor is a corporation qualified to do business in California.

5. The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Date:                      , 200

“TRANSFEROR”

FLUOR ENTERPRISES, INC.,
a California corporation

By:

Title:

EXHIBIT F

FORM 593-W

(To Be Attached)

EXHIBIT G

BILL OF SALE

KNOW ALL PERSONS BY THESE PRESENTS, that Fluor Enterprises, Inc. (“FEI”) for valuable consideration received from Quest Software, Inc. (“QSI”), the receipt of which is hereby acknowledged, does hereby assign, convey and transfer unto QSI the personal property, furniture and/or equipment listed on Schedule I attached hereto (collectively, the “Transferred Assets”).

FEI hereby agrees, represents and warrants, to QSI that it has good and marketable title to all of the Transferred Assets. Other than as stated in the preceding sentence, the Transferred Assets are hereby transferred, assigned and conveyed to QSI in their “as is, where is” condition, without any representation or warranty as to the condition or use of the Transferred Assets or as to any other matter whatsoever.

If applicable, QSI shall be responsible for and pay all applicable sales taxes, transfer taxes, gross receipts taxes or similar taxes relevant to the conveyance of the Transferred Assets described herein (“Taxes”) and, upon request from FEI, shall promptly deliver such amount to FEI or otherwise demonstrate to FEI’s reasonable satisfaction that either (a) QSI has directly paid such Taxes to all applicable taxing authorities or (b) no such Taxes are due hereunder. In addition, if this conveyance of the Transferred Assets requires bulk sales notice compliance or the like, FEI and QSI shall reasonably cooperate with one another in causing all appropriate notices and other filings.

This Bill of Sale contains the entire understanding of the parties hereto and shall supersede all prior agreements related to the Transferred Assets which are hereby deemed null and void. This Bill of Sale shall not be modified or amended or extended except by an instrument in writing duly signed by the parties hereto. FEI makes no representations or warranties whatsoever with respect to this Bill of Sale or the Transferred Assets except as specifically set forth herein. This Bill of Sale shall be governed by the laws of the State of California.

Dated this          day of                      , 200    .

FLUOR ENTERPRISES, INC.,
a California corporation

By:

Title:

AGREED AND ACKNOWLEDGED
AS OF THE DATE FIRST WRITTEN ABOVE

QUEST SOFTWARE, INC.,
a California corporation

By:

Title:

SCHEDULE I

TO BILL OF SALE

TRANSFERRED ASSETS

1. All movable wall panels (sometimes called “accordion panels”) on or about the Property.

EXHIBIT H

ASSIGNMENT OF WARRANTIES

FOR VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, the undersigned, FLUOR ENTERPRISES, INC., a California corporation (“Assignor”), hereby sells, transfers, assigns and conveys to QUEST SOFTWARE, INC., a California corporation (“Assignee”), the following:

FOR VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, the undersigned, FLUOR ENTERPRISES, INC., a California corporation (“Assignor”), hereby sells, transfers, assigns and conveys to QUEST SOFTWARE, INC., a California corporation (“Assignee”), the following:

1. To the extent assignable without the consent of third parties, (a) all warranties and guarantees of Assignor regarding all Improvements to the Real Property and all equipment servicing the Improvements (collectively, the “Guarantees”), and (b) all approvals (governmental or otherwise), plans and specifications, entitlements and other rights relating to the construction, ownership, use and operation of the Property (collectively, the “Personal Property”). Notwithstanding the foregoing, the term “Personal Property” shall not include the Development Rights reserved to Assignor pursuant to Section 10.12 of the Purchase Agreement (defined below). Upon the close of Escrow, Assignor shall deliver to Assignee all written materials regarding the assigned Guarantees and Personal Property that are in Assignor’s possession, custody or control.

2. THE GUARANTEES AND PERSONAL PROPERTY CONVEYED HEREUNDER IS CONVEYED BY ASSIGNOR AND ACCEPTED BY ASSIGNEE AS IS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE GUARANTEES AND PERSONAL PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE CALIFORNIA COMMERCIAL CODE.

3. This Assignment of Warranties is granted under California law and may be executed in one or more identical counterparts, each of which such counterpart shall be deemed an original for all purposes and all such counterparts collectively consisting of one such Assignment of Warranties. This Assignment of Warranties shall be effective as of the close of Escrow under the Purchase Agreement.

4. Defined terms used herein and not otherwise defined shall have the meanings ascribed to them in that certain Purchase Agreement and Escrow Instructions, dated as of                               , 200     (the “Purchase Agreement”), between Assignor, as seller, and Assignee, as buyer.

(Signature Page Follows)

IN WITNESS WHEREOF, Assignor has executed this Assignment of Warranties as of                      , 200    .

ASSIGNOR:

FLUOR ENTERPRISES, INC., a
California corporation

By:

Name:

Title:

EXHIBIT I

DISCLOSURE SCHEDULE

None.